                            SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]   Preliminary  Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive  Proxy Statement
[ ]   Definitive  Additional  Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                        Provident Bankshares Corporation
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 Douglas P. Faucette, Muldoon, Murphy & Faucette
     -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]   No fee required
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)   Title of each class of securities to which transaction applies:
           ................................................................
      2)   Aggregate number of securities to which transaction applies:
           ................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ................................................................
      4)   Proposed maximum aggregate value of transaction:
           ................................................................

      5)   Total fee paid: $125.00

           ................................................................

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ............................................
      2)    Form, Schedule or Registration Statement No.:
            ............................................
      3)    Filing Party:
            ............................................
      4)    Date Filed:
            ............................................

                                                               PRELIMINARY COPY



                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 15, 1998



TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Provident Bankshares Corporation ("Bankshares") will be held on Wednesday, April 15, 1998, at 10:00 a.m. local time, at the offices of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202, for the following purposes:

      (1)   To elect eight directors.

      (2) To approve an amendment to the Articles of Incorporation of Bankshares to increase the total number of authorized shares of all classes of stock to 105,000,000, of which 100,000,000 are shares of Common Stock, par value $1.00 per share.

      (3) To approve an amendment to Bankshares' Amended and Restated Stock Option Plan ("Stock Option Plan") to increase the aggregate number of shares of common stock authorized for issuance under such plan by 500,000.

      (4) To approve the selection of Coopers & Lybrand LLP as independent auditors for 1998.

      (5) To transact any other business that may properly come before the meeting, and at any adjournments thereof, including whether or not to adjourn the meeting.

      Only those holders of record of Common Stock as of the close of business on February 18, 1998, are entitled to notice of and to vote at the 1998 Annual Meeting of Stockholders and any adjournments or postponements thereof.

      Please sign, date and mail the accompanying proxy in the enclosed, self-addressed, stamped envelope, whether or not you expect to attend the meeting in person. You may withdraw your proxy at the meeting should you be present and desire to vote your shares in person. Your cooperation is respectfully requested.

                                          By Order of the Board of Directors




                                          CARL W. STEARN
                                          Chairman of the Board

March 16, 1998

                                                               PRELIMINARY COPY

                        PROVIDENT BANKSHARES CORPORATION
                            114 EAST LEXINGTON STREET
                            BALTIMORE, MARYLAND 21202

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES


      This Proxy Statement is being mailed on or about March 16, 1998, to the stockholders of Provident Bankshares Corporation ("Bankshares") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Wednesday, April 15, 1998, at 10:00 a.m. local time, and at any adjournments or postponements thereof, at the offices of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202.

      The Board of Directors has selected Dennis A. Starliper and Robert L. Davis, or either of them, to act as proxies with full power of substitution. Any stockholder giving the enclosed proxy may revoke it at any time prior to its exercise by giving the Secretary of Bankshares a signed instrument revoking the proxy or a signed proxy of a later date. If no instructions are specified in the proxy, it is the intention of the persons named therein to vote FOR the election of the nominees named herein as directors of Bankshares, and FOR the matters described in Items 2, 3 and 4 of the Notice of Annual Meeting. Execution of a proxy confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting, including without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies.

                            EXPENSES OF SOLICITATION

      The cost of the solicitation of proxies will be borne by Bankshares. In addition to the use of the mails, Corporate Investor Communications, Inc., a proxy solicitation firm, will assist Bankshares in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $4,500, plus out-of-pocket expenses. Proxies may also be solicited personally, or by telephone or telegraph, by officers, directors and regular employees of Bankshares or of Provident Bank of Maryland (the "Bank"), none of whom will receive additional compensation for such services. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to customers who have a beneficial interest in the Common Stock of Bankshares registered in names of nominees.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Stockholders are entitled to one vote for each share of common stock, par value $1.00 per share (the "Common Stock") registered in their names on the stock transfer books of Bankshares at the close of business on February 18, 1998, the record date fixed by the Board of Directors. At February 18, 1998, Bankshares had outstanding 23,106,449 shares of Common Stock entitled to vote at the Annual Meeting.1

--------
1 Effective February 13, 1998, Bankshares Board of Directors approved a two for one stock dividend to all holders of Bankshares Common Stock as of February 2, 1998. All shares stated herein have been adjusted to reflect this stock dividend.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.



                         NAME AND ADDRESS OF             NUMBER OF     PERCENT OF
  TITLE OF CLASS           BENEFICIAL OWNER              SHARES (1)      CLASS
------------------   ---------------------------------  -------------  -----------

Common Stock         The Capital Group Companies, Inc.    1,191,800      5.2
                     333 South Hope Street
                     Los Angeles, California 90071

----------------------------
(1)   Based upon information disclosed in Schedule 13G filed with the SEC on
      February 11, 1998. The Capital Group Companies, Inc. disclosed that it had sole power to vote 624,800 shares of Common Stock and sole power to dispose of 1,191,800 shares of Common Stock. According to the Schedule
      13G, The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule
      13G. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Exchange Act and several investment advisors registered under Section 203 of the Investment Advisors Act of
      1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. According to the Schedule 13G, The Capital Group
      Companies, Inc. does not have investment power or voting power over any of the securities reported in the Schedule 13G; however, The Capital Group
      Companies, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Exchange Act.


                     PROPOSALS TO BE VOTED ON AT THE MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS


      The Board of Directors of Bankshares currently consists of 17 directors. Bankshares' Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with a class of approximately one-third of the directors being elected at each Annual Meeting of Stockholders. The terms of four directors of Bankshares will expire at the time of the Annual Meeting of Stockholders. The positions of these four directors are to be filled at the Annual Meeting of Stockholders. Therefore, four incumbent directors have been nominated to be elected to hold office until the 2001 Annual Meeting of Stockholders or until their respective successors are elected and qualified or until their earlier resignation or removal. The nominees are Robert B. Barnhill, Jr., Melvin A. Bilal, M. Jenkins Cromwell, Jr. and Sister Rosemarie Nassif.

      At Board of Directors meetings on February 19, 1997 and August 20, 1997, pursuant to authority contained under Bankshares Articles of Incorporation and Bylaws, the Board of Directors voted to expand the Board by a total of four positions. Ward B. Coe, III, Esquire, Frederick W. Meier, Jr., Enos K. Fry and Herbert W. Jorgensen were elected by the Board to fill those positions. Consistent with the laws of the State of Maryland, Messrs. Coe, Meier, Jr., Fry and Jorgensen will stand for election by the stockholders at this Annual Meeting. Messrs. Coe and Meier, Jr. have been nominated to be elected and hold office as members of the class of directors whose terms are expected to expire at the 2001 Annual Meeting of Stockholders. Messrs. Fry and Jorgensen have been nominated to be elected and hold office as members of the class of directors whose terms are expected to expire at the 1999 Annual Meeting of Stockholders.

      The proxies solicited hereby, unless directed to the contrary, will be voted FOR the election as directors of all eight nominees listed in the following table. In order to be elected, a majority of the shares voted must be voted FOR the election of each nominee. Each nominee has consented to serve as a director, if elected. The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director but, if for any reason any nominee is not willing or able to serve as a director, the accompanying proxy will be voted FOR a substitute nominee chosen by the Board of Directors.

INFORMATION CONCERNING NOMINEES

      The following table presents information concerning persons nominated by the Board of Directors for election as directors of Bankshares to serve until the 2001 Annual Meeting of Stockholders or until their successors have been elected and qualified or until their earlier resignation or removal. Except as indicated, the nominees have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.


                              AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS             BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1997 (PERCENTAGE OF CLASS)(#)
--------------------------    ----------------------------------------------------------------------------------

Robert B. Barnhill, Jr....    Mr. Barnhill, age 53, has been a director of the Bank and Bankshares since
                              1992.  He is Chairman, Chief Executive Officer and founder of TESSCO
                              Technologies, Incorporated, a supplier to the wireless communication industry.
                              8,836 shares (*)(1)
Melvin A. Bilal...........    Mr. Bilal, age 55, has been a director of the Bank and Bankshares since
                              1992.  He is President of the Employment Group, a provider of long and short term staffing needs. Prior to being elected to this position in 1996, he was President and founder of Security America Services, Inc., a security consulting firm.
                              6,954 shares (*)(1)
Ward B. Coe, III, Esquire.    Mr. Coe, age 52, was elected as a
                              director of the Bank and Bankshares subsequent to the
                              1997 Annual Meeting of Stockholders. He is Managing
                              Partner of the law firm of Whiteford, Taylor & Preston LLP.
                              6,354 shares (*)(2)
M. Jenkins Cromwell, Jr...    Mr. Cromwell, age 67, has been a
                              director of the Bank since 1977 and of Bankshares since
                              its organization. Mr. Cromwell is a retired Vice
                              President and former director of T. Rowe Price
                              Associates, Inc. He is a principal of Maryland Capital
                              Management, Inc., an investment advisory firm, and also
                              serves as Chairman of the Board of the Baltimore
                              Equitable Society.
                              7,276 shares (*)(3)
Frederick W. Meier, Jr....    Mr. Meier, age 54, was elected as a director of the Bank and Bankshares subsequent to the 1997 Annual Meeting of Stockholders.  He is President
                              of ATAPCO Capital Management Group.  Prior to being elected to this position in 1996, he was an Executive Vice President of First National
                              Bank of Maryland and First Maryland Bancorp.
                              7,350 shares (*)(2)
Sister Rosemarie Nassif...    Sister Nassif, age 56, has been a
                              director of the Bank and Bankshares since 1992. She is
                              the Executive Director of the Fund for Educational
                              Excellence and the former President of the College of
                              Notre Dame of Maryland.
                              6,830 shares (*)(4)


      The following table presents information concerning the people elected as directors of Bankshares by the Board of Directors subsequent to the 1997 Annual Meeting of Stockholders. These people have been nominated by the Board of Directors for election as members of the class of directors of Bankshares whose terms are expected to expire at the 1999 Annual Meeting of Stockholders or until their successors have been elected and qualified or until their earlier resignation or removal.


                              AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS             BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1997 (PERCENTAGE OF CLASS)(#)
--------------------------    ----------------------------------------------------------------------------------

Enos K. Fry...............    Mr. Fry, age 54, served in various executive capacities with Citizens Savings
                              Bank, F.S.B. ("Citizens Savings") from 1974 until it was acquired by the Bank in August 1997.  In 1974, he became Vice President of the Loan Division, and in 1978 he was elected Executive Vice President.  He was promoted to
                              President of Citizens Savings in 1982.  Mr. Fry was elected a director of
                              Citizens Savings in 1987.  Mr. Fry served as President and a Director of First
                              Citizens Financial Corporation ("First Citizens") since its inception in 1989.
                              He was named a Vice Chairman of the Board of Directors of First Citizens
                              and Citizens Savings in April 1994.
                              127,066 shares (*)(5)

Herbert W. Jorgensen......    Mr. Jorgensen, age 69, served as Chairman of the Board and Chief Executive
                              Officer of First Citizens and Citizens Savings from April 1994 until they were acquired by Bankshares and the Bank in August 1997.  Prior thereto, he served as Vice Chairman of the Boards of Directors of First Citizens and Citizens
                              Savings.  From 1989 until April 1994, Mr. Jorgensen also served as First
                              Citizens' outside General Counsel and from 1968 until April 1994 he served as
                              Citizens Savings' outside General Counsel.
                              128,340 shares (*)(6)


INFORMATION CONCERNING CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICER

      The following table presents information concerning directors of Bankshares whose terms of office will continue after the 1998 Annual Meeting of Stockholders and one named executive officer who is not a director of Bankshares. As indicated, some directors will serve until the 1999 Annual Meeting of Stockholders, and other directors will serve until the 2000 Annual Meeting of Stockholders. Except as indicated, the directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.


                                    AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS                   BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1997 (PERCENTAGE OF CLASS)(#)
-----------------------------       ----------------------------------------------------------------------------------
DIRECTORS SERVING UNTIL 1999


Charles W. Cole, Jr..........       Mr. Cole, age 62, has been a director of the Bank and Bankshares since
                                    1995.  Mr. Cole is Vice Chairman of the Board and Managing Director of
                                    Alex. Brown Capital Advisory and Trust Co., an investment advisory and trust company.  Prior to being elected to this position in 1994, he was the
                                    President and Chief Executive Officer of First Maryland Bancorp and the
                                    First National Bank of Maryland.  Mr. Cole serves as Chairperson of
                                    Bankshares' Nominating Committee.
                                    9,266 shares (*)(7)

Barbara B. Lucas.............       Ms. Lucas, age 52, is Senior Vice President - Public Affairs and Corporate
                                    Secretary of The Black & Decker Corporation.  She was elected a director of the Bank and Bankshares by the Board of Directors during 1996.
                                    8,376 shares (*)(8)

Francis G. Riggs.............       Mr. Riggs, age 60, has been a director of the Bank since 1972 and of
                                    Bankshares since its organization.  Mr. Riggs is an Executive Vice
                                    President and director of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage company located in Baltimore, Maryland.
                                    78,078 shares (*)(1)(9)

Carl W. Stearn...............       Mr. Stearn, age 65, Chairman of the Board and Chief Executive Officer of
                                    Bankshares and the Bank, has been employed with Bankshares and the
                                    Bank since 1990.  Mr. Stearn became a director of Bankshares and the
                                    Bank in 1990.
                                    232,898 shares (1.0 %)(10)



                                    AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS                   BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1997 (PERCENTAGE OF CLASS)(#)
-----------------------------       ----------------------------------------------------------------------------------
DIRECTORS SERVING UNTIL 2000


Dr. Calvin W. Burnett.........      Dr. Burnett, age 65, has been a director of the Bank since 1984 and of
                                    Bankshares since its organization.  He is President of Coppin State College,
                                    Baltimore, Maryland.
                                    6,370 shares (*)(11)

Pierce B. Dunn................      Mr. Dunn, age 47, has been a director of the Bank since 1988 and of
                                    Bankshares since its organization.  He is Chairman of the Board of
                                    MIRCON, Inc., an environmental and engineering company.
                                    41,322 shares(*)(1)(12)

Mark K. Joseph................      Mr. Joseph, age 59, has been a director of the Bank and Bankshares since
                                    1993.  He is Chairman and Chief Executive Officer of Municipal Mortgage
                                    and Equity, LLC, a lender which invests in real estate backed tax exempt bonds.  Mr. Joseph is also Chairman of the Board and founder of The
                                    Shelter Group, a real estate development, property and asset management company.  Mr. Joseph serves as Chairperson of Bankshares' Audit
                                    Committee.
                                    17,534 shares (*)(1)

Peter M. Martin...............      Mr. Martin, age 60, President and Chief Operating Officer of Bankshares
                                    and the Bank, has been employed with the Bank since 1990.  Mr. Martin became a director of the Bank and Bankshares in 1990.
                                    296,758 shares (1.3 %)(13)

Sheila K. Riggs...............      Mrs. Riggs, age 54, has been a director of the Bank since 1982 and of
                                    Bankshares since its organization.  Mrs. Riggs is the Chairperson of the
                                    Maryland Health and Higher Education Facilities Authority, which issues bonds to finance health care and higher education facilities.  Ms. Riggs serves as Chairperson of Bankshares' Compensation Committee.
                                    34,710 shares (*)(1)(14)



                                    AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS                   BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1997 (PERCENTAGE OF CLASS)(#)
-----------------------------       ----------------------------------------------------------------------------------

NAMED EXECUTIVE OFFICER
WHO IS NOT A DIRECTOR

James R. Wallis...............      Mr. Wallis, age 49, has been Executive Vice President and Chief Financial
                                    Officer of Bankshares and Group Manager--Administration and Chief
                                    Financial Officer of the Bank since July 10, 1995.  Prior to joining the
                                    Bank and Bankshares, he was an independent consultant.  Mr. Wallis was
                                    Executive Vice President and Chief Financial Officer of a savings and loan association and its holding company in Atlanta, Georgia until 1993.
                                    57,238 shares (*)(15)
----------------------------
(#)   Unless otherwise indicated by footnote, each individual has sole voting and dispositive powers as to all shares indicated.
(*)   Owns less than one percent of the outstanding Common Stock.
(1)   Includes 2,314 shares subject to a currently exercisable stock option and 4,410 shares subject to a stock option not currently exercisable.
(2)   Includes 1,050 shares subject to a currently exercisable stock option and 5,250 shares subject to a stock option not currently exercisable.
(3)   Includes 2,646 shares subject to a stock option not currently exercisable.
(4)   Includes 1,264 shares subject to a currently exercisable stock option and 4,410 shares subject to a stock option not currently exercisable.
(5)   Includes 93,542 shares subject to a currently exercisable stock option and 5,366 shares held in an individual retirement account for the benefit of Mr. Fry and 28,158 shares held by spouse.
(6)   Includes 93,562 shares subject to a currently exercisable stock option; 2,600 shares subject to a stock option not currently exercisable; 18,032 shares held as trustee; and 6,368 held by spouse.
(7)   Includes 1,156 shares subject to a currently exercisable stock option and 4,410 shares subject to a stock option not currently exercisable.
(8)   Includes 2,100 shares subject to a currently exercisable stock option and 4,200 shares subject to a stock option not currently exercisable.
(9)   Includes 4,410 shares subject to a stock option not currently exercisable; 10,896 shares held as custodian and 4,630 shares which represent Mr. Riggs' beneficial interest of shares owned by Riggs,
      Counselman, Michaels & Downes, Inc.
(10)  Includes 57,880 shares subject to a currently exercisable stock option; 143,324 shares subject to a stock option not currently exercisable; and 8,538 shares held in the Retirement Savings Plan for the benefit of Mr. Stearn.
(11)  Includes 3,528 shares subject to a stock option not currently exercisable.
(12)  Includes 23,152 shares held as trustee; 1,410 shares held as custodian; and 112 shares held by spouse.
(13)  Includes 57,880 shares subject to a currently exercisable stock option; 143,324 shares subject to a stock option not currently exercisable; and 13,496 shares held in the Retirement Savings Plan for the benefit of Mr. Martin.
(14)  Includes 4,410 shares subject to a stock option not currently exercisable; 27,734 shares with shared voting and dispositive powers; and 1,964 shares held as custodian.
(15)  Includes 45,124 shares subject to a currently exercisable stock option.

                                        8

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of December 31, 1997, the number of shares of Common Stock beneficially owned by all directors and executive officers of Bankshares and its subsidiaries as a group.


                                                              AMOUNT AND NATURE(1)     PERCENT
                                                                 OF BENEFICIAL         OF CLASS
                                                                   OWNERSHIP
                                                               --------------------  -----------

All directors and executive officers as a group (18 persons)...     1,081,556            4.7 %

--------------------
(1)  Shares subject to currently exercisable options which are held by directors and officers are deemed to be outstanding for the purpose of computing the percentage of outstanding
     Common Stock beneficially owned by all directors and executive officers as a group.


COMMITTEES

      Bankshares has standing Audit, Compensation and Nominating Committees of the Board of Directors. The members of each of the named committees serve at the discretion of the Board of Directors.

      The Audit Committee (Messrs. Joseph, Barnhill, Jr., Cole, Jr., Dunn, Jorgensen and Meier, Jr.) reviews and reports to the Board of Directors on examinations of the Bank and its subsidiaries by regulatory authorities, recommends independent accountants for appointment by the Boards of Bankshares and the Bank, reviews the scope of the work of the independent accountants and their reports, and reviews the activities and actions of the Bank's internal auditors. The Audit Committee met five (5) times during 1997.

      The Compensation Committee (Mrs. Riggs, Sister Nassif and Messrs. Cole, Jr., Cromwell, and Riggs), reviews and determines salaries and other benefits for executive and senior management of Bankshares and its subsidiaries, reviews and determines employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensatory plans and arrangements. The Compensation Committee met four (4) times during 1997.

      The Nominating Committee (Messrs. Cole, Jr., Bilal, Burnett, Coe, Cromwell and Mrs. Lucas) nominates persons for election to the Board of Directors of Bankshares and the Bank. The Nominating Committee will consider shareholder recommendations submitted to it in writing in care of Bankshares. The Nominating Committee met four (4) times during 1997.

DIRECTORS' COMPENSATION

      The Board of Directors of Bankshares held twelve (12) meetings during 1997. The Board of Directors of the Bank met twelve (12) times during 1997. All of the directors of Bankshares attended at least 75% of the total number of Bankshares' board meetings held and committee meetings on which such director served during 1997. Each outside director of Bankshares and the Bank receives an annual retainer of $12,000 for service on either or both of the Boards of Directors. Each outside director also receives a fee of $650 for attendance at regular or special Board meetings, except that a single fee is paid if Board meetings for Bankshares and the Bank are held on the same day. Finally, outside directors who are members of committees of the Board receive a fee of $650 for attendance at committee meetings while the chairpersons of such committees receive a fee of $800. Total directors' fees paid by Bankshares and the Bank during 1997 were $319,700.

      The Bank and Bankshares have a deferred compensation plan for outside directors. Each year, a director may elect to defer payment of all or part of the director's fees for that year until the individual ceases to be a director. Interest is earned on the deferred amount at the prime rate. Payment of the deferred amount may be made to the director or to his or her beneficiary. In addition, non-employee directors are eligible to receive options under the Provident Bankshares Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan"). Finally, a Non-Employee Directors' Severance Plan exists which provides that if a director's service is terminated following a "change in control" of Bankshares or the Bank, as defined in the Plan, such director is entitled to receive a payment equal to five times the directors' annual retainer.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as to the extent that Bankshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Recommendations regarding all of the components of the compensation of the Executive Officers of Bankshares are made by the five member Compensation Committee of the Board and are approved by the Board of Directors. The Board of Directors did not reject or modify in any material way any of the recommendations of the Compensation Committee during fiscal year 1997. Each member of the Compensation Committee is a non-employee director. The following report has been prepared by the Compensation Committee and addresses the compensation policies of Bankshares for 1997 as they affected Mr. Stearn, the Chief Executive Officer, and the two other named Executive Officers.

EXECUTIVE OFFICER COMPENSATION POLICIES AND OBJECTIVES

      The policies and objectives of the Compensation Committee are designed to assist Bankshares and its subsidiaries in attracting and retaining qualified executives, to recognize individual contributions toward the achievement of short-term and long-term performance goals, and to closely align the financial interests of the senior managers of Bankshares and its subsidiaries with those of its shareholders. In furtherance of these objectives, Bankshares maintains a compensation program for Executive Officers which consists of both cash and equity-based compensation. From time to time the Compensation Committee retains independent compensation consultants to work with it on executive compensation matters. Such consultants report directly to the Compensation Committee. The Compensation Committee also has access to competitive data regarding executive compensation levels and practices.

EXECUTIVE COMPENSATION PROGRAMS AND RELATIONSHIP TO PERFORMANCE

      The annual compensation of the Executive Officers of Bankshares consists of a base salary and an annual bonus determined under the terms of the Provident Bankshares Corporation Executive Incentive Plan ("EIP") or, in the case of Mr. Wallis, the Group Management Incentive Plan ("GMIP"). The Compensation Committee has discretion to establish, relative to performance and peer group comparisons, the base salaries of the executive officers. This is done once a year. The Compensation Committee itself determines the level of annual salary for the Chief Executive Officer, generally based upon a review of the performance of the Chief Executive Officer during the prior year and competitive data for that position. The Chief Executive Officer recommends to the Compensation Committee a salary level for each of the other named Executive Officers based upon a performance review of each executive. The Compensation Committee is then responsible for approving or modifying the recommendations it receives. The Compensation Committee also approves the participation of key executives in the EIP and the GMIP and is responsible for the granting of options under the Stock Option Plan.

EXECUTIVE INCENTIVE PLAN

      Under the EIP, for purposes of establishing incentive awards, three after-tax net income targets for the upcoming year are established: threshold, budget and maximum. Additionally, the Compensation Committee sets a percentage of base salary to be eligible to be received as incentive compensation at each of the threshold, budget and maximum targets. If actual after-tax net income reaches the threshold, budget or maximum targets, Messrs. Stearn and Martin will automatically receive 75% of the designated percentage of base salary as incentive compensation. If the actual after-tax net income is less than the maximum, but greater than the threshold or budget after-tax net income targets, the percentage of base salary which may be received as incentive compensation is increased proportionately. The remaining 25% of the award potential is based on individual performance against goals, namely: management of the company with emphasis on development and retention of key personnel; implementation of new initiatives; financial progress in addition to net earnings; and risk management. In the event that actual after-tax net income is less than the threshold after-tax net income target, no incentive compensation is payable. The Compensation Committee reviews the terms of the EIP each year to assure that, in operation, it is furthering the Committee's compensation policy objectives. Incentive compensation earned under the EIP is paid within one month of the end of the fiscal year of the Bank. Payment of all or any part of the incentive compensation earned under the Executive Incentive Plan may be deferred.

GROUP MANAGEMENT INCENTIVE PLAN

      Under the GMIP, for purposes of establishing incentive awards, after-tax net income targets for the upcoming year are established with a threshold and a maximum, based on the annual budget of Bankshares as approved by the Board of Directors. Additionally, the Compensation Committee sets a sliding scale percentage of base salary eligible to be received as incentive compensation. If actual after-tax net income reaches the threshold or maximum targets, Group Managers will receive 10-40% of the designated percentage of base salary as incentive compensation. If the actual after-tax net income is less than the maximum, but greater than the threshold or budgeted after-tax net income targets, the percentage of base salary which may be received as incentive compensation is increased proportionately. The award potential is based on corporate and individual performance goals. In the event that actual after-tax net income is less than the threshold after-tax income target, no incentive compensation is payable. The Compensation Committee reviews the terms of the GMIP each year to assure that, in operation, it is furthering the Committee's compensation policy objectives. Incentive compensation earned under the GMIP is paid within one month of the end of the fiscal year of the Bank. Payment of all or any part of the incentive compensation earned under the GMIP may be deferred.

STOCK OPTION PLAN

      Long-term incentives for the Executive Officers are provided through the Stock Option Plan. The Stock Option Plan authorizes the issuance of non-qualified stock options to key officers and certain employees of Bankshares and its subsidiaries. Subject to the general limits prescribed by the Stock Option Plan, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the term for which option grants shall be made, the terms of the options and the number of shares subject to each option. Although the Compensation Committee's decisions are discretionary and no specific formula is used in the decision making, the number of options granted is based generally upon position level and performance. Through the award of stock options, the objective of aligning the long-range interests of the Executive Officers with those of the stockholders is met by providing the Executive Officers with the opportunity to build a meaningful ownership stake in Bankshares.

OTHER COMPENSATION PLANS

      The Executive Officers participate in the corporation's health and welfare and qualified retirement plans on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

      In addition to the qualified retirement plans, the Bank maintains a Supplemental Executive Retirement Income Plan ("Supplemental Plan") in which Messrs. Stearn and Martin participate. The Supplemental Plan provides additional benefits to these Executive Officers upon retirement equal to 35% of final pay, reduced by Social Security and the age-65 benefit accrued under the Bank's Pension Plan and then proportionately reduced for less than 25 years of service. In Mr. Stearn's case, any benefits paid before the year 2000 will equal 70% of final pay, reduced as noted above. Thereafter, any benefits paid will be 35% of final pay, also reduced as noted above. The Supplemental Plan is unfunded, so that amounts payable represent unsecured liabilities of the Bank, subject to the claims of secured creditors. The Bank reduced these unfunded Supplemental Benefits in 1993 from 70% to 35% of final pay. The amount of this benefit reduction has been replaced by a split-dollar insurance arrangement. The Bank has purchased four insurance policies on the lives of Messrs. Stearn and Martin. Two policies are split-dollar arrangements, subject to collateral assignment agreements. The other two are corporate-owned life insurance policies.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The Compensation Committee set Mr. Stearn's base compensation for the fiscal year 1997 at $425,000, which represents a 9.4% increase over his 1996 base salary. In establishing his base salary, the Compensation Committee reviewed Mr. Stearn's performance for the prior year and also considered the compensation of chief executive officers of banking organizations in the Baltimore metropolitan area. The increase for 1997 reflects the Compensation Committee's recognition of Mr. Stearn's contribution to the successful implementation of measures to improve the efficiency of the Bank, as demonstrated by the earnings growth of Bankshares and increase in the return on and value of shareholder equity. The budget target for 1997 was exceeded, resulting in a formula and performance driven proportional payout of $127,500.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

      Recommendations regarding the base salary of the Executive Officers, other than the Chief Executive Officer, are made to the Compensation Committee by the Chief Executive Officer and are either approved or modified by the Compensation Committee. The recommendation as to the salaries of the Executive Officers is based upon a review of the performance of these officers during the prior year by the Chief Executive Officer. The Compensation Committee did not reject or modify in any material way any of the recommendations of the Chief Executive Officer concerning the base salary of the other Executive Officers for 1997. Mr. Martin participates in the EIP and Mr. Wallis participates in the GMIP. Awards under each plan are based upon the formula contained in the Plans.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE PROVIDENT BANKSHARES CORPORATION BOARD OF DIRECTORS.

SHEILA K. RIGGS (CHAIRPERSON)
CHARLES W. COLE, JR.
M. JENKINS CROMWELL
SISTER ROSEMARIE NASSIF
FRANCIS G. RIGGS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth the compensation paid or allocated for services rendered to Bankshares and the Bank in all capacities during the years ended December 31, 1995, 1996 and 1997 (i) to the Chief Executive Officer of Bankshares and (ii) to the two members of executive management whose 1997 compensation exceeded $100,000 (collectively hereinafter referred to as the named executive officers).


                          SUMMARY COMPENSATION TABLE



                                                                              LONG TERM
                                                                            COMPENSATION
                                                 ANNUAL COMPENSATION            AWARDS
                                            ---------------------------       ---------
                                                               OTHER          SECURITIES        ALL
                                                               ANNUAL         UNDERLYING       OTHER
                                           SALARY    BONUS   COMPENSATION      OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)       ($)       ($)             SARS(#)         ($)
------------------------------   ------   --------  -------- ------------    -----------    ------------

Carl W. Stearn................    1997    $425,000  $127,500  $4,960(1)           --         $103,499(3)
Chairman of the Board and         1996     388,346   118,770   5,454           136,500(2)      52,389
Chief Executive Officer           1995     355,708   110,889   4,949              --           10,993


Peter M. Martin...............    1997    $375,000  $112,500  $ 4,823(1)          --          $68,150(3)
President and Chief               1996     325,371    99,510    4,952          136,500(2)      37,689
Operating Officer                 1995     297,167    92,907    4,096             --            9,015


James R. Wallis(5)............    1997    $180,000   $42,000  $   --              --           $7,125(3)
Executive Vice President          1996     165,667    47,800      --              --            1,125
and Chief Financial Officer       1995      77,026    16,776   16,882(4)        45,124(2)         --


---------------------------------------
(1) Represents grossed-up reimbursement for the tax effect of reportable incremental imputed income for the split dollar insurance agreements.
(2) None of the disclosed options held by Messrs. Stearn and Martin are currently exercisable.  The number of options disclosed reflects adjustment pursuant to the Stock Option Plan for 5% stock dividends.  See "Stock
    Option Grants."
(3) The amounts shown in this column for the last fiscal year are derived from the following figures:
    (i) Mr. Stearn:  $7,125 allocated under the Bank's 401(k) plan, and $96,374 in economic value of Bank-paid split-dollar life insurance premiums; (ii) Mr. Martin:  $7,125 allocated under the Bank's 401(k) plan, and
    $61,025 in economic value of Bank-paid split-dollar life insurance premiums; and (iii) Mr. Wallis:  $7,125 allocated under the Bank's 401(k) plan.
(4) Represents gross-up for the tax effect of reportable income for reimbursement of relocation expenses.
(5) Mr. Wallis became Executive Vice President on July 10, 1995.


CHANGE IN CONTROL AGREEMENTS

      Bankshares and the Bank have entered into Change in Control Agreements with Messrs. Stearn, Martin and Wallis (the "Executives") as well as other officers of Bankshares and the Bank. Each Change in Control Agreement with the Executives (the "Agreement") provides for a 36-month term. Each Agreement provides that commencing on the date of the Agreement's execution, the term of the Agreement will be extended for one day each day until such time as the board of directors or Executive elects not to extend the term of the Agreement by giving written notice to the other party.

       Each Agreement provides that at any time following a "change in control" of Bankshares or the Bank, as defined in the Change in Control Agreements, if Bankshares or the Bank terminates the employee's employment for any reason other than cause, or if the employee terminates his employment following demotion, loss of title, office or significant authority, a reduction in annual compensation or benefits, or relocation of the principal place of employment by more than 20 miles following a change in control, the employee, or in the event of death, the employee's beneficiary would be entitled to receive a payment equal to 2.99 times the Executive's average annual taxable compensation as reported on Form W-2 with the Internal Revenue Service for the five preceding taxable years or such lesser number of years in the event that the Executive has been employed by Bankshares or the Bank for less than five years. Bankshares and the Bank will also continue the Executive's life, medical, and disability coverage. Such coverage shall cease upon the expiration of 36 full calendar months following the date of termination or the date the Executive secures comparable employment by an employer other than Bankshares or the Bank, which ever comes first. If the Executive voluntarily resigns from Bankshares or the Bank within one year following a change in control, but prior to an event of termination described above, the Executive would be entitled to receive a payout equal to six (6) times his then current monthly taxable compensation. Payments to the Executive under the Bank's change in control agreements will be guaranteed by Bankshares in the event that payments or benefits are not paid by the Bank.

      Payments and benefits under the Change in Control Agreements may constitute an excess parachute payment under Section 280G of the Internal Revenue Code, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amount to Bankshares and the Bank.

STOCK OPTION GRANTS

      As discussed above and as an inducement to attract and retain qualified managers and employees, Bankshares maintains the Stock Option Plan. During 1997, there were no stock options granted to any of the Named Executive Officers.

STOCK OPTION EXERCISES AND HOLDINGS

      The following table reflects all stock option exercises by the Named Executive Officers during 1997 and includes the number of shares covered by all remaining unexercised stock options as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the difference between the exercise price of any such remaining unexercised options and the year-end market price of the Common Stock.


                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND FY-END OPTION/SAR VALUE




                                      SHARES
                                     ACQUIRED                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                        ON           VALUE       UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                     EXERCISE(#)    REALIZED     OPTIONS/SARS AT FY-END(#)       AT FY-END($)(1)
                                     --------------------------  --------------------------  ---------------------------
          NAME                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------   -----------  -------------  -----------  -------------  -----------   -------------
Carl W. Stearn.....................    324,134     $6,788,783       57,880       143,324     $1,633,518(2)  $2,400,319(3)
Chairman of the Board and Chief
Executive Officer

Peter M. Martin....................    106,500     $2,634,160       57,880       143,324     $1,633,518(2)  $2,400,319(3)
President and Chief
Operating Officer

James R. Wallis....................     10,000     $  178,675       45,124          --       $  868,299(4)        --
Executive Vice President and Chief
Financial Officer

--------------------------------
(1)The closing price of the Common Stock on December 31, 1997 was $63.875.
(2)The weighted average option exercise price is $7.43.
(3)The weighted average option exercise price is $30.38.
(4)The option exercise price is $25.39.


PENSION PLANS

      The following table sets forth the estimated annual pension benefits payable to a participant at normal retirement age (age 65) under the Bank's Pension Plan and its Supplemental Plan, based on both the remuneration that is covered under such plans and years of service with Bankshares and its subsidiaries.



                                        YEARS OF SERVICE
                  ------------------------------------------------------------
 REMUNERATION        15          20           25          30            35
---------------   ---------   ---------   ----------  -----------    ---------

    125,000          26,250      35,000       43,750       43,750       43,750
    150,000          31,500      42,000       52,500       52,500       52,500
    175,000          36,750      49,000       61,250       61,250       61,250
    200,000          42,000      56,000       70,000       70,000       70,000
    225,000          47,250      63,000       78,750       78,750       78,750
    250,000          52,500      70,000       87,500       87,500       87,500
    275,000          57,750      77,000       96,250       96,250       96,250
    300,000          63,000      84,000      105,000      105,000      105,000
    325,000          68,250      91,000      113,750      113,750      113,750
    350,000          73,500      98,000      122,500      122,500      122,500
    375,000          78,750     105,000      131,250      131,250      131,250
    400,000          84,000     112,000      140,000      140,000      140,000
    425,000          89,250     119,000      148,750      148,750      148,750


      Bankshares maintains the Supplemental Executive Retirement Income Plan for certain executive officers which will pay 50% of the difference between 70% of final pay and the amounts paid by the pension plan and Social Security benefits, except in the case of Mr. Stearn where Bankshares will pay 100% of the difference prior to the year 2000. Compensation used in calculating the annual normal retirement benefit amounts reflected in the Pension Plan Table is the executive's highest rate of base annual salary, reported in the third column of the Summary Compensation Table, and does not include bonuses or other amounts reported in any of the remaining columns of the Summary Compensation Table.

      The following table sets forth the respective years of service credited for Pension Plan purposes as of December 31, 1997, and the estimated years of service at the respective normal retirement dates for each of the named executive officers.



                          YEARS OF SERVICE     YEARS OF SERVICE
         NAME               AT 12/31/97       AT NORMAL RETIREMENT
-----------------------    -------------     ----------------------
Carl W. Stearn.........         7.9                   8.1
Peter M. Martin........         7.8                  12.4
James R. Wallis........         2.4                  18.2


      The Pension Plan Table reflects the annual benefit payable at the executive's 65th birthday in the form of an annuity for the executive's life with a 15-year guarantee in favor of the executive's spouse. Under this form, should the executive die within 15 years after the benefits start, the executive's surviving spouse, if any, will continue to receive the same pension benefits until the end of that 15-year period.

      The Pension Plan Table reflects the maximum benefit payable under the Provident Bank of Maryland Pension Plan, a tax-qualified funded plan and certain Supplemental Retirement Income Agreements providing 50% of the excess (unfunded benefits). The benefits reflected in the Table are offset or reduced by 100% of the executive's estimated primary Social Security benefit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Francis G. Riggs is a director of Bankshares and the Bank, and a member of the Compensation Committee. Mr. Riggs is Executive Vice President and a director of Riggs, Counselman, Michaels & Downes, Inc. From January l to December 31, 1997, the Bank paid Riggs, Counselman, Michaels & Downes, Inc. $425,224 for premiums related to insurance services.

PERFORMANCE GRAPH

      The SEC requires that Bankshares include in this proxy statement a line-graph comparing cumulative stockholder returns as of December 31 for each of the last five years among the Common Stock, a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by Bankshares, assuming in each case both an initial $100 investment and reinvestment of dividends. Consistent with past practice, the Board of Directors has selected the Nasdaq Market Index as the relevant broad market index because prices for the Common Stock are quoted on Nasdaq National Market. Additionally, the Board of Directors has selected the Middle Atlantic Banks Index as the relevant industry standard because such index consists of financial institutions which are headquartered in the mid-Atlantic region and the Board believes that such institutions generally possess assets, liabilities and operations more similar to those of Bankshares and its subsidiaries than other publicly-available indices.


                              [GRAPH APPEARS HERE]


                       COMPARATIVE FIVE-YEAR TOTAL RETURNS
    PROVIDENT BANKSHARES CORPORATION, NASDAQ MARKET INDEX AND MG GROUP INDEX


                                             Summary

                                         1992     1993     1994     1995     1996     1997
                                         ----     ----     ----     ----     ----     ----
Provident Bankshares Corporation        100.00   137.54   158.20   230.37   311.54   547.50
Middle Atlantic Bank Index              100.00   124.23   117.94   179.10   253.66   375.28
Nasdaq Market Index                     100.00   119.95   125.94   163.35   202.99   248.30


Notes:
     A.  The lines represent yearly index levels derived from compounded daily returns that include all dividends.
     B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C.  If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.00 in 1992.


                      CERTAIN TRANSACTIONS WITH MANAGEMENT

      Periodically, the Bank may engage in lending transactions in the ordinary course of business with its officers and directors, as well as entities associated with such persons. Such transactions are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to such persons do not involve more than the normal risk of collectability or present other unfavorable features.

              PROPOSAL 2.  TO APPROVE AN AMENDMENT TO BANKSHARES'
                   ARTICLES OF INCORPORATION INCREASING THE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors unanimously approved, declared advisable and recommends to the shareholders an amendment to the Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 30,000,000 to 100,000,000. The Board of Directors believes that this proposal is in the best interests of Bankshares and its shareholders and recommends a vote FOR the proposed amendment.

Article SIXTH of the Articles of Incorporation states:

      "The total number of shares of stock of all classes which the Corporation has authority to issue is Thirty-Five Million (35,000,000) shares, having an aggregate par value of Thirty-Five Million Dollars ($35,000,000), and divided into Thirty Million (30,000,000) shares of common stock with a par value of One Dollar ($1.00) per share, and Five Million (5,000,000) shares of preferred stock with a par value of One Dollar ($1.00) per share."

      The proposed amendment would change Article SIXTH of the Articles of Incorporation to increase the total the total number of authorized shares of all classes of stock to 105,000,000 with an aggregate par value of One Hundred Five Million Dollars ($105,000,000) and to provide that 100,000,000 of such shares shall be shares of Common Stock. The par value of the Common Stock and Preferred Stock will remain $1.00 per share. The proposed amendment is subject to the approval of shareholders of Bankshares.

PURPOSE OF AMENDMENT

      The Articles of Incorporation currently authorizes the issuance of up to 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the Record Date, February 18, 1998, Bankshares had 23,106,449 shares of Common Stock outstanding and 228,066 shares of Common Stock held in Treasury and 1,886,190 shares of Common Stock reserved for issuance to directors and officers under various compensation and benefit plans and 1,318,582 shares of Common Stock reserved for issuance under the Dividend Reinvestment Plan, with the remaining 3,460,713 shares being authorized, unissued and unreserved shares available for other corporate purposes. There were no shares of Preferred Stock outstanding as of the Record Date. On February 13, 1998, Bankshares issued 11,536,875 shares of Common Stock, pursuant to a two-for-one stock dividend effective on that date. These shares are included in the outstanding shares as of the Record Date. While Bankshares currently does not have any plans to issue or reserve additional Common Stock (other than pursuant to various compensation and benefit plans), the Board of Directors considers the proposed increase in the number of authorized shares desirable as it would give the Board the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, financing, employee benefits and for other general corporate purposes. Without an increase in the number of authorized shares of Common Stock, the number of available shares for issuance may be insufficient to consummate one or more of the above transactions.

      Approving an increase in the number of authorized shares at this time would also avoid the expense and delay incidental to obtaining shareholder approval of an amendment to the Articles of Incorporation increasing the number of authorized shares at the time of occurrence of one of the transactions described above, except as may be required for a particular issuance by applicable law. As a result, the Board is proposing an amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 100,000,000 which would increase the authorized, unissued and unreserved shares of Common Stock available for issuance from 3,460,713 to 73,460,713 shares. Authorized, unissued and unreserved Common Stock may be issued from time to time for any proper purpose without further action of the shareholders, except as may be required by the Articles of Incorporation, applicable law or the listing requirements for the NASDAQ, on which the Common Stock is listed.

      Each share of Common Stock authorized for issuance has the same rights and is identical in all respects with each other share of Common Stock. The newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, or the shares of Common Stock currently outstanding. Shareholders will not have preemptive rights to purchase any subsequently issued shares of Common Stock. Bankshares currently has no plans to issue the newly authorized shares of Common Stock.

      The ability of the Board of Directors to issue additional shares of Common Stock without additional shareholder approval may be deemed to have an anti-takeover effect since unissued and unreserved shares of Common Stock could be issued by the Board of Directors in circumstances that may have the effect of deterring takeover bids. Because shareholders do not have preemptive rights under the Articles of Incorporation, the rights of existing shareholders may (depending on the particular circumstances in which the additional shares of Common Stock are issued) be diluted by any such issuance. The Board of Directors does not intend to issue any additional shares of Common Stock except on terms that it deems in the best interests of Bankshares and its shareholders.

      UNLESS MARKED TO THE CONTRARY, THE SHARES PRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 100,000,000.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE
                 AN AMENDMENT TO THE ARTICLES OF INCORPORATION
          INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

          PROPOSAL 3.  TO RATIFY THE PROVIDENT BANKSHARES CORPORATION
                    AMENDED AND RESTATED STOCK OPTION PLAN

      On January 21, 1998, the Board of Directors adopted an amendment to the Provident Bankshares Corporation Amended and Restated Stock Option Plan (the "Option Plan") which requires stockholder approval. The amendment will increase the number of shares of Common Stock available for issuance under the Option Plan by 500,000. On February 13, 1998, Bankshares effectuated a two-for-one stock split in the form of a stock dividend. All shares referenced herein are expressed on a "post-split" basis.

      The Option Plan authorized the granting of options to purchase the Common Stock of Bankshares (the "Options"). All officers, other employees and non-employee directors are eligible to receive options under the Option Plan. The Option Plan is administered by Bankshares' Compensation Committee (the "Committee"), as appointed by the Board of Directors. As of January 21, 1998, options covering 1,686,708 shares of Bankshares' Common Stock were outstanding and 278,308 shares remained available to satisfy options granted in the future under the Option Plan. The proposed amendment would enhance the flexibility in granting stock options to Bankshares' officers, employees and directors by increasing the number of shares available to satisfy options granted in the future under the Option Plan to 778,308. This will ensure that Bankshares can continue to grant stock options at levels determined appropriate by the Board to attract and retain qualified and competent employees and directors.

      The following is a summary of the Stock Option Plan, which is qualified in its entirety by the complete provisions of the Plan attached as Appendix A.

AWARDS TO EMPLOYEES

TYPES OF AWARDS

      The Stock Option Plan authorizes the grant of options to non-employee directors, officers and employees in the form of options which do not afford income tax benefits to recipients, but which may provide tax deductions to Bankshares, referred to as "Non-Statutory Stock Options" or "NSOs." The Committee may award only NSOs to the directors, officers and employees to whom Options shall be granted. The Committee can determine the officers, employees and directors to whom Options shall be granted, the number of shares for which Options shall be granted, the price to be paid upon the exercise of each option and the termination date of such Options subject to the approval of the Board of Directors, in each case.

TERMINATION OF EMPLOYMENT

      In the event an optionee ceases to be a director, officer or employee of Bankshares or a subsidiary thereof due to death or disability, all of the optionee's Options shall immediately become fully vested and exercisable and shall remain so for a period of sixty (60) days from the date of termination of service as a director or officer or of employment, but in no event after their respective expiration dates.


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



      In the event an optionee ceases to be director, officer or employee of Bankshares or a subsidiary thereof as a result of retirement, all of the optionee's Options that were fully vested and exercisable on the date of termination of service as a director or officer or of employment shall remain fully vested and exercisable and shall remain so until their respective termination dates. All of the optionee's Options that were not fully vested and exercisable on such date shall be terminated immediately.

      In the event an optionee ceases to be a director, officer or employee of Bankshares or a subsidiary thereof for any reason whatsoever other than death, disability or retirement, all of the optionee's Options that were fully vested and exercisable on the date of termination of service as director or officer or of employment shall remain fully vested and shall be exercisable for a period of thirty (30) days from said date of termination of service, but in no event later than the termination period of the Option. All of the optionee's Options that were not fully vested and exercisable on said date of termination shall be terminated immediately.

TAX TREATMENT

      Upon the exercise of an Option, an optionee will be deemed to have received ordinary income upon exercise of the Option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the fair market value of the Common Stock. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition will be a deductible expense of Bankshares for tax purposes.

PAYOUT ALTERNATIVES

      The Committee has the sole discretion to determine the form of payment for the exercise of an Option. The Committee may indicate acceptable forms in the award agreement covering such options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee. The Committee may permit the following forms of payment for Options: (a) in cash or by certified check; (b) through borrowed funds, to the extent permitted by law; or (c) by tendering previously acquired shares of Common stock. Any shares of Common Stock tendered in payment of the exercise price of an option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

AMENDMENT

      The Board of Directors may amend the Option Plan in any respect, at any time, provided that no amendment may adversely affect the rights of an optionee.

ADJUSTMENTS

      In the event of any change in the outstanding shares of Common Stock of Bankshares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by Bankshares, the Committee, in its discretion, may make such adjustments to previously granted awards, to prevent dilution, diminution or enlargement of the rights of the participants. All awards under this Option Plan shall be binding upon any successors or assigns of Bankshares.

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NONTRANSFERABILITY

      No award under the Option Plan shall be transferable by the recipient other than by will or the laws of descent and distribution. With the consent of the Committee, an optionee may designate a person or his or her estate as beneficiary of any award to which the recipient would then be entitled, in the event of the death of the employee.

      UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" PROPOSAL 3.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
        AMENDMENT TO THE PROVIDENT BANKSHARES CORPORATION AMENDED AND
                          RESTATED STOCK OPTION PLAN


                    PROPOSAL 4. TO APPROVE THE SELECTION OF
                    INDEPENDENT AUDITORS FOR THE YEAR 1998

      The Board of Directors of Bankshares has appointed the firm of Coopers & Lybrand LLP, certified public accountants, as independent auditors for Bankshares for the year 1998, subject to the approval of the stockholders. Coopers & Lybrand LLP, which has served as independent auditors for Bankshares and the Bank since 1990, has advised Bankshares that neither the firm nor any of its partners or associates has any direct financial interest in or any connection with Bankshares or any of its subsidiaries other than as independent auditors. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The Board of Directors seeks stockholder approval of its selection of Coopers & Lybrand LLP as its independent auditors to Bankshares for the year 1998.

      The Board of Directors recommends a vote FOR the Proposal. Proxies will be voted FOR the Proposal unless otherwise instructed by the Stockholders.

                                OTHER BUSINESS

      The Board of Directors is not aware of any matters to be presented for action at the meeting, other than the matters set forth herein. If any other business should properly come before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment with respect thereto.


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



                               VOTING PROCEDURES

      As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Bankshares' Bylaws, directors are elected by a majority of the votes present, without regard to either: (i) broker non-votes or
(ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

      As to the ratification of Coopers & Lybrand LLP as independent auditors of Bankshares, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on such item. Under Bankshares' Bylaws, all such matters shall be determined by a majority of the votes present, without regard to either: (i) broker non-votes or
(ii) proxies marked "ABSTAIN" as to that matter.

      Proposal 2 submitted to Bankshares' stockholders for a vote to amend the Articles of Incorporation of Bankshares to increase the total number of authorized shares will be deemed approved if two-thirds of the issued and outstanding shares of Common Stock of Bankshares entitled to vote at a meeting at which a quorum is present votes in favor of the proposal. Abstentions and broker non-votes are included as shares entitled to vote on Proposal 2 and will count as a vote against Proposal 2. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. A stockholder is entitled to one vote for each share owned.

      Stockholders are also being requested under Proposal 3 to approve the proposed January 21, 1998 Amendment to the Option Plan that would increase the number of shares available to satisfy options granted in the future under the Option Plan. If stockholders fail to approve Proposal 3, the Option Plan in the form attached hereto will remain in full force and effect and the number of shares available to satisfy options granted in the future will not be increased but will remain at 278,308 shares (other than increases attributable to adjustments discussed above). The affirmative vote of a majority of the shares present at the Annual Meeting on Proposal 3 is required to ratify and approve the Stock Option Plan as amended without regard to: (i) broker non-votes or (ii) proxies marked "ABSTAIN" as to this matter.

      Stockholder votes are tabulated manually by Bankshares. Proxies received by Bankshares, if such proxy is properly executed and delivered, will be voted in accordance with the voting specifications made on such proxy. Proxies received by Bankshares on which no voting specification has been made by the stockholder will be voted for all items discussed in the Proxy Statement, in the manner slated on the proxy card. Stockholders who execute and deliver proxies retain the right to revoke them by notice in writing delivered to Bankshares' Secretary at any time before such proxies are voted. Under applicable Maryland corporate law and the Articles of Incorporation and Bylaws of Bankshares, proxies received by Bankshares specifying an abstention as to any proposal will cause the shares so represented to be counted toward a quorum, but not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum and, if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting.

                  STOCKHOLDER PROPOSALS -- 1999 ANNUAL MEETING

      Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting of Bankshares must be received by Bankshares at 114 East Lexington Street, Baltimore, Maryland 21202

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prior to November 18, 1998, to be eligible for inclusion in the proxy statement and form of proxy. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Bankshares by Certified Mail-Return Receipt Requested.

                                ANNUAL REPORTS

      BANKSHARES' 1997 ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K ACCOMPANY THIS PROXY STATEMENT. COPIES OF THE REPORTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF BANKSHARES, 114 EAST LEXINGTON STREET, BALTIMORE, MARYLAND 21202, AND WILL BE AVAILABLE AT THE ANNUAL MEETING.

                                    By Order of the Board of Directors





                                    CARL W. STEARN
                                    Chairman of the Board


Baltimore, Maryland
March 16, 1998





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